Kohl's Corporation Reports Second Quarter Financial Results

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--August 15, 2013-- Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the quarter and year-to-date period ended August 3, 2013.

	Quarter			Year to Date
($ in millions)	2013	2012	Change	2013	2012	Change
Sales	$4,289	$4,205	2.0%	$8,488	$8,447	0.5%
Comparable store sales	0.9%	(2.7)%	-	(0.5)%	(1.3)%	-
Net income	$231	$240	(4)%	$378	$394	(4)%
Diluted earnings per share	$1.04	$1.00	4%	$1.70	$1.63	4%

Kevin Mansell, Kohl's chairman, president and chief executive officer, said, “We are pleased with our progress in the second quarter.  Sales improved significantly over the first quarter and our gross margin improved over last year. Expenses were well-managed and we ended the quarter with inventory per store up mid-single digits while funding our E-Commerce growth. I would like to thank each of our associates for their contribution to our results."

Dividend
On August 13, 2013, Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.35 per share. The dividend is payable September 25, 2013 to shareholders of record at the close of business on September 11, 2013.

Store Update
Kohl’s ended the quarter with 1,155 stores in 49 states, compared with 1,134 stores at the same time last year. The Company opened nine new stores during the first quarter of 2013 and expects to open three new stores and remodel 30 stores in the Fall.

Earnings Guidance
The Company provided initial guidance for the fiscal quarter ending November 2, 2013 of $0.83 to $0.92 per diluted share. The guidance is based on total sales growth of 1 to 3 percent and comparable store sales growth of 0 to 2 percent. The Company also updated its annual earnings per share guidance from $4.15 - $4.45 to $4.15 to $4.35.

Second Quarter 2013 Earnings Conference Call
Kohl's will host a second quarter earnings conference call at 8:30 am ET on August 15, 2013. The phone number for the conference call is (706) 902-0486. Replays of the call will be available for 30 days by dialing (855) 859-2056 or (404) 537-3406.  The conference ID for both the live call and the replay is 94952764. The conference call and replays are also accessible via the Company's web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm.

Cautionary Statement Regarding Forward-Looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted sales and earnings. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's
Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl’s operates 1,155 stores in 49 states. In support of the communities it serves, Kohl’s has raised more than $231 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, join the discussion on Facebook (http://www.facebook.com/kohls) or Twitter (http://twitter.com/Kohls) or get inspired on Pinterest (http://pinterest.com/kohls/) and Instagram (http://instagram.com/kohls).

Contacts
Investor Relations:
Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893
Joanne Crevoiserat, Executive Vice President - Finance, (262) 703-2945

Media:
Jen Johnson, Director - Public Relations, (262) 703-5241

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Net sales	$4,289	$4,205	$8,488	$8,447
Cost of merchandise sold	2,613	2,563	5,284	5,281

Gross margin	1,676	1,642	3,204	3,166

Operating expenses:
Selling, general, and administrative	1,000	975	1,997	1,977
Depreciation and amortization	225	210	439	411

Operating income	451	457	768	778

Interest expense, net	84	80	167	162

Income before income taxes	367	377	601	616
Provision for income taxes	136	137	223	222

Net income	$231	$240	$378	$394

Basic net income per share	$1.05	$1.01	$1.71	$1.64
Average number of shares	220	238	221	240

Diluted net income per share	$1.04	$1.00	$1.70	$1.63
Average number of shares	222	239	222	242

As a percent of net sales:
Gross margin	39.1%	39.0%	37.7%	37.5%
Selling, general and
administrative expenses	23.3%	23.2%	23.5%	23.4%
Operating income	10.5%	10.9%	9.0%	9.2%
Net income	5.4%	5.7%	4.5%	4.7%

KOHL'S CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions)
(Unaudited)

	August 3, 2013	July 28, 2012
Assets
Current assets:
Cash and cash equivalents	$592	$600
Merchandise inventories	3,856	3,521
Deferred income taxes	150	109
Other	284	260

Total current assets	4,882	4,490

Property and equipment, net	8,891	9,010
Long-term investments	58	102
Other assets	266	254

Total assets	$14,097	$13,856

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,396	$1,531
Accrued liabilities	1,065	1,001
Income taxes payable	75	24
Current portion of capital lease
and financing obligations	147	94

Total current liabilities	2,683	2,650

Long-term debt	2,492	2,141
Capital lease and financing obligations	1,948	1,997
Deferred income taxes	381	411
Other long-term liabilities	540	469
Shareholders' equity	6,053	6,188

Total liabilities and shareholders' equity	$14,097	$13,856

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions)
(Unaudited)

	Six Months Ended
	August 3, 2013	July 28, 2012
Operating activities
Net income	$378	$394
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	439	411
Share-based compensation	27	24
Excess tax benefits from share-based compensation	(2)	(3)
Deferred income taxes	(12)	(13)
Other non-cash revenues and expenses	18	8
Changes in operating assets and liabilities:
Merchandise inventories	(103)	(300)
Other current and long-term assets	22	40
Accounts payable	89	298
Accrued and other long-term liabilities	(20)	(166)
Income taxes	(74)	(111)

Net cash provided by operating activities	762	582

Investing activities
Acquisition of property and equipment	(284)	(429)
Sales of investments in auction rate securities	1	51
Other	13	2

Net cash used in investing activities	(270)	(376)

Financing activities
Treasury stock purchases	(279)	(623)
Dividends paid	(153)	(153)
Proceeds from financing obligations	—	4
Capital lease and financing obligation payments	(52)	(61)
Proceeds from stock option exercises	46	19
Excess tax benefits from share-based compensation	2	3
Deferred financing costs	(1)	—

Net cash used in financing activities	(437)	(811)

Net increase (decrease) in cash and cash equivalents	55	(605)
Cash and cash equivalents at beginning of period	537	1,205

Cash and cash equivalents at end of period	$592	$600